Exhibit 99.1
Envista Holdings Corporation Announces Key Leadership Appointments

BREA, Calif., July 15, 2024 /PRNewswire/ -- Envista Holdings Corporation (NYSE: NVST) today announced the following key leadership appointments:

•Eric Hammes joins Envista as Chief Financial Officer
•Stefan Nilsson joins Envista as President, Nobel Biocare
•Veronica Acurio joins Envista as President, Ormco

“It is a pleasure to welcome this trio of successful leaders to Envista,” said Paul Keel, Chief Executive Officer. “Each brings experience in dental along with a proven track record of continuous improvement, leading with purpose, and creating value for all stakeholders. Today’s announcement positions Envista even more strongly to advance our mission of partnering with dental professionals to improve patient lives.”

Eric Hammes – Chief Financial Officer

Eric Hammes is appointed Chief Financial Officer effective August 8, 2024. He succeeds Stephen Keller who has served as Interim Principal Financial Officer since September 2023. Mr. Keller will return to his previous role leading investor relations.

Mr. Hammes brings more than 25 years of operational and financial leadership to Envista. He joins the company from Rockwell Automation, where he served has Vice President, Corporate Financial Planning and Analysis. Prior to Rockwell, Eric had an extensive career at 3M where he held numerous financial and operational leadership positions including Senior Vice President Controller and Chief Accounting Officer, CFO of 3M Health Care Business Group, and Director Finance for the Orthodontic Products Division.
Mr. Keel said, “We are proud to have Eric join us as CFO. He is a transformational leader with a strong track record of delivering continuous improvement and increasing shareholder value. He has directly relevant experience in both dental and health care as well as multi-segment global businesses. Eric is well positioned to help our leadership team accelerate Envista’s growth, expand our margins, and further advance our portfolio.”
Mr. Hammes said, “I am thrilled to join Envista at this exciting time in the company’s history. Envista’s leading brands in the most attractive dental segments, and its commitment to continuous improvement, positions Envista well for long-term value creation for all stakeholders.”
Stefan Nilsson – President, Nobel Biocare
Stefan Nilsson is appointed President of Nobel Biocare, effective July 15, 2024.

Most recently, Mr. Nilsson served as CEO of Colosseum Dental Group, which grew to be one of Europe’s largest Dental Service Organizations under his leadership. Prior to Colosseum, Mr. Nilsson was CEO of GrandVision Brazil, a leading eyecare service provider. Further, he had a distinguished career at Nestle in a variety of operations, marketing, and general management roles around the world.

Mr. Keel said, “It is my pleasure to welcome Stefan to Envista. As CEO of Colosseum Dental Group, Stefan led the company through a period of rapid growth and value creation. He has deep insights into the ever-evolving needs of our customers, and he is a passionate advocate for the digitization of dental workflows. I look forward to working with Stefan to accelerate growth at Nobel Biocare and further position us as a global leader in implant dentistry.”
Mr. Nilsson said, “It is an honor to join Envista as President of Nobel Biocare, the premier brand in implants. Nobel is the pioneer of implant innovation and well positioned to lead the future of this specialty. As a customer, I saw firsthand the strength of Nobel Biocare’s innovation, their best-in-class clinical solutions, and the vibrant community of clinicians around the brand. I am delighted to be working with the Nobel team and our clinical partners to further advance our business and the future of implant dentistry.”
Veronica Acurio – President, Orthodontics
Veronica Acurio is appointed President, Orthodontics effective August 2, 2024.
Ms. Acurio joins Envista from Solventum, a global medical device business recently spun off from 3M Company. Veronica has extensive experience in profitably growing global health care businesses. Most recently, she served as President of 3M’s $5 billion Medical Solutions Division. Prior to that, she held various commercial, operational, and business leadership roles around the world including SVP of 3M Health Care in the Greater China region, Managing Director of 3M Taiwan, VP Business Development of 3M Health Care for Latin America, and Global Business Director of 3M Oral Care Division’s Restorative business.

Mr. Keel said, “We are delighted to welcome Veronica to Envista. She is an accomplished leader with a proven track record of leading dental and medical businesses all around the world. Her passionate focus on customers and innovation ideally positions Veronica to further advance Ormco as the partner of choice for orthodontic specialists.”

Ms. Acurio said, “I am humbled to join Envista as President of Orthodontics. Envista has long been a leader in orthodontics. The Ormco business has partnered with the orthodontic community for over 60 years bringing innovation in both bracket and wires and clear aligners. SparkTM aligners is one of the fastest growing brands in dental. It is a privilege to lead this business in helping orthodontists improve the smiles of millions of patients globally.”

ABOUT ENVISTA HOLDINGS CORPORATION
Envista is a global family of more than 30 trusted dental brands, including Nobel Biocare, Ormco, DEXIS, and Kerr united by a shared purpose: to partner with professionals to improve lives. Envista helps its customers deliver the best possible patient care through industry-leading dental consumables, solutions, technology, and services. Its comprehensive portfolio, including dental implants and treatment options, orthodontics, and digital imaging technologies, covers a wide range of dentists' clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. With a foundation comprised of the proven Envista Business System (EBS) methodology, an experienced leadership team, and a strong culture grounded in continuous improvement, commitment to innovation, and deep customer focus, Envista is well equipped to meet the end-to-end needs of dental professionals worldwide. Envista is one of the largest global dental products companies, with significant market positions in some of the most attractive segments of the dental products industry. For more information, please visit www.envistaco.com.
FOR FURTHER INFORMATION
Melissa Morrison
Vice President, Communication
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, CA 92821
Telephone: (714) 817-7000
SOURCE Envista Holdings Corporation